                                                                      Exhibit 23



Independent Auditors' Consent


The Board of Directors and Stockholders of
Innovir Laboratories Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33- 74016, 33-86022 and 33-86024) on Form S-8 and registration statements (Nos. 333-01078, 333-12865 and 33-93608) on Form S-3 of our report dated March 23,
1998, relating to the consolidated balance sheet of Innovir Laboratories Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-K/A of Innovir Laboratories Inc.


KPMG Peat Marwick LLP


Wilmington, Delaware
May 11, 1998